                                  EXHIBIT 99.1
                                  ------------

Schedule of computation of ratio of earnings to fixed charges of The Kroger Co. and consolidated subsidiary companies for the five fiscal years ended January 29, 2000 and for the three quarters ended November 4, 2000 and November 6, 1999.

                               Three Quarters Ended                                   Fiscal Years Ended
                           -----------------------------  -------------------------------------------------------------------------
                            November 4,    November 6,     January 29,    January 2,     December 27,   December 28,   December 30,
                               2000           1999            2000           1999            1997           1996           1995
                            (40 weeks)     (40 weeks)      (52 weeks)     (53 weeks)      (52 weeks)     (52 weeks)     (52 weeks)
                           -------------- --------------  -------------- --------------  -------------  -------------- ------------
                                                                   (in millions of dollars)
  Earnings:
     Earnings before
      tax expense
      (credit), and
      extraordinary loss....  $   899        $   693         $ 1,129        $   871         $   954        $   701        $   591

     Fixed charges..........      817            784           1,016          1,038             679            595            596
     Capitalized interest...       (5)            (5)             (5)            (9)            (10)           (12)           (11)
                              --------       --------        --------       --------        --------       --------       -------
                              $ 1,711        $ 1,472         $ 2,140        $ 1,900         $ 1,623        $ 1,284        $ 1,176
                              ========       ========        ========       ========        ========       ========       =======

  Fixed charges:
     Interest...............  $   514        $   490         $   644        $   654         $   397        $   361        $   369
     Portion of rental
      Payments deemed
      to be interest........      303            294             372            384             282            234            227
                              --------       --------        --------       --------        --------       --------       -------
                              $   817        $   784         $ 1,016        $ 1,038         $   679        $   595        $   596
                              ========       ========        ========       ========        ========       ========       =======

  Ratio of earnings to
     fixed charges..........      2.1            1.9             2.1            1.8             2.4            2.2            2.0
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